Exhibit 99.3

ASPENBIO PHARMA INC. INVESTOR CONFERENCE

CALL SCRIPT – OCTOBER 19, 2011

CORPORATE PARTICIPANTS

 Steve Lundy
 AspenBio Pharma, Inc. – President, CEO, Director

 Dr. Michael Wandell
 AspenBio Pharma, Inc. – Head of Regulatory and Clinical Affairs

Greg Pusey
AspenBio Pharma. Inc. - Vice President and Director

Steve Tyrrell
AspenBio Pharma. Inc. - Head of Research and Development

Jeff McGonegal
AspenBio Pharma. Inc. - Chief Financial Officer

PRESENTATION

Operator

Good afternoon, and welcome to AspenBio Pharma's November 28, 2011 investor conference call. My name is Alissa and I will be your operator on today's call. Before we begin our discussion, I would like to caution listeners that today's speakers will be making forward-looking statements of AspenBio Pharma, Inc. as defined by the Securities and Exchange Commission. All statements other than statements of historical fact included in the conference call that address activities, events or developments that AspenBio believes or anticipates will or may occur in the future are forward-looking statements.

These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of AspenBio.

Investors are cautioned that any such statements are not guarantees of future performance. It is also important for listeners to remember that the data being discussed is not generated from a pivotal clinical trial.  It is from a smaller data set that may not be statistically sized to comply with FDA requirements and there is no assurance that the results discussed today will be achieved in future trials. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors including; our ability to successfully complete required product modifications in a timely and cost effective manner, the possible outcome or interpretation of requirements expressed by the FDA, the ability to complete and achieve acceptable data results from a pivotal clinical trial for AppyScore™,  requirements to obtain FDA clearance or approval for, and cost effectively manufacture and generate revenues from the AppyScore appendicitis rule out test and other products, execute agreements required to successfully advance the Company's objectives, retain the scientific management team to advance the products,  retain the management team, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realization of intangible assets.

Furthermore, AspenBio does not intend, and is not obligated, to update publicly any forward-looking statements. The contents of this conference call should be considered in conjunction with the warnings and cautionary statements contained in AspenBio’s recent filings with the SEC, including the risk factors contained in AspenBio's recent Quarterly Report on Form 10-Q for the period ended September 30, 2011.

I'll now turn the call over to Steve Lundy, Chief Executive Officer and Director of AspenBio Pharma. At the conclusion of the Company's prepared remarks, the call will be opened for a question and answer session.
Mr. Lundy?

 Steve Lundy -

Thank you, Alissa. Good afternoon and thank you for joining us.   Hopefully, all of you have had a chance to read the press release AspenBio issued earlier this afternoon outlining data analysis from the 2011 pilot study for AppyScore and our planned next steps.  We will be covering the information and data from that press release in greater detail on this call.  Today we also posted an updated corporate presentation on our web site that may contain additional information of interest to you.  With me on the call today are Dr. Michael Wandell, head of regulatory and clinical affairs, Steve Tyrrell, head of research and development, Greg Pusey, Vice President and Jeff McGonegal, Chief Financial Officer.

The agenda for today's call will be:

I.
We will summarize our analysis of the data from our recently completed pilot study evaluating 431 subjects using a multi-marker panel.  We will also summarize our additional analysis of the results of the multi-marker panel evaluated against 188 samples obtained from subjects enrolled in our 2008 clinical trial.

II.	We will report on the AppyScore product configuration that we anticipate evaluating in 2012 in a prospective clinical study designed to support a pre-market submission to the FDA;
III.	We will provide details on the specific multi-marker product configuration, intended use, indication for use, clinical flow and medical value;
IV.	We will describe the status of the intellectual property associated with our intended multi-marker configuration of AppyScore.
V.	We will describe our expected path to commercialization of AppyScore, including key milestones and timelines associated with completing product development and planned pivotal clinical trial.
VI.	We will then open the call for questions.

I would first like to review the interim data analysis results of our 2011 pilot study, which we described on our last call on October 19, 2011.  I will also review the methodology of this study.

•
Eleven hospital sites enrolled pediatric and adolescent subjects into the pilot study.   These patients presented in emergency rooms with abdominal pain and other symptoms consistent with or suspicious for acute appendicitis.  Blood was drawn from each enrolled patient into EDTA tubes, the tubes were subjected to centrifugation and the plasma samples were carefully collected, frozen and shipped to AspenBio for testing.   In addition, clinicians and emergency room personnel collected and provided us with significant clinical information associated with each patient sample.  These subjects were followed through to their ultimate clinical disposition which was recorded, so that we know if they were positive or negative for appendicitis, and whether they had advanced imaging or not.

▪
Our goal was to determine, in a well controlled study, whether AppyScore could provide better results than was seen in prior studies of negative predictive value, sensitivity and specificity.  We sought to demonstrate performance that could be duplicated in a pivotal clinical study.

▪
Through our product development competencies and discovery program, we identified several markers that demonstrated added diagnostic value to the AppyScore test configuration.  These markers were then further evaluated for a number of factors, including performance, abundance and ability to measure the marker levels, intellectual property status, path to commercialization, and similar attributes.

▪
Additionally, we added competencies in algorithm development to identify interactions among such multiple markers in a “panel” to develop a more robust and predictive diagnostic test.  The interim data results discussed on our October 19, 2011 investor call, contemplated a risk stratification clinical process, which involved applying a clinical decision rule, to separate patients into low to moderate risk versus high risk patients.   Based upon the interim data analysis, the low to moderate risk patient group comprised 152 out of the then 197 total patients and this low to moderate risk group had an incidence of appendicitis of 20% as compared to the 28% prevalence in the total study.  Running these low to moderate patients through the AppyScore diagnostic test format achieved a test Sensitivity of 95%, Specificity of 40% and Negative Predictive Value of 97%.

Our analysis of that interim data encompassing 197 patients gave us an indication that the path towards a successful product for helping to rule out appendicitis in children and adolescents would involve a clinical decision rule to stratify patients into lower and higher risk groups, followed by a test using a multi-marker panel.  After completing this interim analysis, we were encouraged that, by using this approach, AppyScore has the potential to meet the performance expectations of both clinicians and the FDA.  This path was further supported by the fact that a frequently used diagnostic test, D-Dimer, had achieved FDA clearance several years ago, using a clinical prediction rule.

I would like now to review for you the work we have completed since our interim update on October 19, and a summary of our conclusions:

1.	First, we completed testing of 431 patients in the pilot study and have further analyzed the clinical attributes we collected, as well as multiple markers tested in plasma samples from these subjects.

2.	We have employed our proprietary mathematical algorithms to determine the optimal configuration of marker values to optimize negative predictive value, while maintaining reasonable specificity.

3.
Once we identified the optimal marker panel in the 431 patient pilot study to be used to produce the multiplex AppyScore result, we independently tested it against a separate set of 188 patient samples drawn from a previous clinical study we conducted in 2008.  We felt it was very important that we test our proposed panel against such separate patient samples to ensure we were not drawing inappropriate conclusions due to an unrecognized bias in our 2011 data analysis.

In today’s press release we reported the results from this work.  I will now guide you through the 2011 pilot trial data results of the 431 patients.

1.	As you can see in our press release, the biomarker panel includes MRP 8/14 and C-Reactive Protein (“CRP”), along with White Blood Count (“WBC”) and achieved the following performance:
a.	Sensitivity of 98%
b.	Specificity of 48%
c.	Negative predictive value of 99%
In addition, the confidence intervals for these data have tightened significantly since the update based upon the interim analysis of the 197 patient, data set.

2.
CRP and WBC are well known, commonly used and have been extensively characterized.   We believe that a benefit of using these well characterized indicators as part of the AppyScore test will accelerate the development and commercialization timelines.  Several studies have correlated CRP and WBC in association with acute appendicitis, but no studies we are aware of, achieved the high level of performance that we are reporting.  We believe that this is due to the fact that no prior studies have studied a combination of marker results based upon an algorithm driven output. Neither CRP nor WBC has ever been cleared by the FDA as a product approved for use in the diagnosis of acute appendicitis.

3.
 We then proceeded to “test” this marker panel against the pediatric and adolescent patient data subset from our 2008 clinical study.  We did not expect the results would necessarily match the results from our 2011 study as the study designs were different.  However, we felt it was important to verify our product concept against a separate set of patients.  The results of that verification are as follows:

a.	Sensitivity- 95%
b.	Specificity- 41%
c.	Negative Predictive Value- 95%

The confidence intervals for this data set were not as tight as the set from the 2011 pilot study. We believe this arose due to the fewer patients in this subset analysis, 188, vs. 431 in the 2011 study. Notwithstanding these differences in the 2008 clinical trial patient population, we believe that these results of this independent patient population validate the results of our 2011 pilot study.

Additionally, we have performed extensive verification work and data analysis on our multi-marker panel test using both 2008 clinical samples and 2011 pilot study data.  Again, the marker panel configuration for AppyScore consisting of MRP 8/14 and CRP, along with WBC, held up well under rigorous statistical analysis.

The following are key takeaways of our recent efforts:
•
The performance of the multi-marker configuration for AppyScore consisting of MRP 8/14 and CRP, along with WBC performed very well in our pilot study and these results were replicated against a smaller separate 188 patient data set.

•	The performance of the panel performed at this high level on the total subjects enrolled in the pilot study, without the need to stratify patients at low to moderate risk to achieve excellent results.
•
The fact that this multiplex algorithm could produce substantially equivalent results when applied to a separate sample set gives us confidence that the results achieved will translate into successful product performance in a prospective pivotal trial we plan to conduct in 2012.

•
The multi-marker configuration for AppyScore consisting of MRP 8/14 and CRP, along with WBC, when combined together with a proprietary algorithm, appears to exhibit performance characteristics sufficient to provide a reliable means to aid clinicians in their decision to rule out appendicitis in children and adolescents who present with abdominal pain and are suspected of having the disease.

•
We believe that if the results obtained from our 2011 pilot study are repeated in further studies, such as our planned pivotal trial, and if we achieve FDA clearance for AppyScore, then clinicians will have a valuable tool in their hands to aid them in ruling out acute appendicitis in pediatric and adolescent patients and potentially help eliminate unnecessary imaging studies as well as potentially improving patient flow through emergency rooms.

Based on our extensive analysis of these data, we intend to move forward and complete development on the following product configuration for AppyScore:
•	Testing of MRP 8/14, our proprietary biomarker, and CRP will be performed on our cassette based testing system.
•	WBC will be performed on the hospital hematology system or potentially a standalone system which would be placed in the hospital stat laboratory.
•
The individual test results will be combined and analyzed using our proprietary algorithm software embedded in our AppyScore cassette reader.  The AppyScore readout will be then be available to the clinician to aid them in their diagnosis.

We believe this system will meet the need for a product that can provide useful information to clinicians in the time required to take clinical action.  This is normally less than one hour from time of blood draw in the emergency room.  We also believe, through our discussions with clinicians and laboratory managers, that this system is easily deployable in hospitals.

We believe that the system described above has the potential to provide much needed clinical information to clinicians faced with the challenge of ruling out appendicitis.  We also believe, based upon extensive interaction with clinicians and advisors, as well as our own market research, that we have a significant “head start” over any potential competitors in this arena of diagnostics.

We have invested in several studies obtaining both patient specimens and significant clinical information and patient outcomes.  We have specimens and clinical information for over 2,500 patients retained in our freezers and database.  We know of no other enterprise with this depth of information on patients presenting in hospital emergency rooms, with abdominal pain.  In addition, we have developed beneficial relationships with both hospitals and their associated thought-leading clinicians who have provided us access to both patient samples and insight into how clinicians manage patients who present with abdominal pain.

We have also made a appreciable investment in mathematical algorithms and other analytical software that has provided valuable insight into the interaction of biomarkers and other laboratory results allowing us to develop better predictive models on patient outcome.

Finally, we have significant intellectual property in this area.  In addition to our existing patent coverage for MRP 8/14, we recently filed a provisional patent application on November 16, 2011 with the US Patent Office for extensive coverage of the biomarker panel and white blood cell count, including the associated calculation methodologies that comprise the product.  This recent filing, if issued, is expected to broaden the claims and extend the patent life of the product substantially.

We are now poised to go forward with AppyScore and are excited about the progress we are making towards getting the product into the hands of hospitals and clinicians.  I will now take you through the steps we expect to  take towards commercialization:

We will complete the product development required for our multi-marker test panel and associated algorithm.  Our key milestone is incorporating the CRP test onto our cassette based reader system.  The MRP 8/14 test has already been completed and extensively tested.  The development team has completed initial work on the addition of CRP to the current AppyScore cassette strip used in the AspenBio reader.  Based upon preliminary assessment, we expect to complete development within the next two quarters.

To advance our regulatory position, we will be requesting an opportunity to describe these changes in our product design to the FDA.  We will need to update the FDA on the changes to our intended product configuration and submit our intended pivotal trial design and its statistical analysis plan.   Based on our previous meetings with FDA as well as recent interactions with independent regulatory professionals, we feel confident that we can identify the appropriate path forward on the pivotal trial and initiate this study by mid-2012.     We expect that the pivotal trial will be close in design to the current pilot study and therefore believe it can be completed expeditiously.  At this time, we anticipate that enrollment of patients for a pivotal clinical trial with up to 800 clinical samples could be completed in approximately a six-month time period.  We will update this information in the future as our plans for the pivotal clinical trial are further defined and finalized.

In summary, we are pleased with the results we have achieved in the recently completed pilot study.   We are pleased that the performance, particularly the high negative predictive value, was verified with a second, separate, data set.  This gives us confidence that this performance can be duplicated in further clinical studies such as the planned upcoming pivotal trial.

Our continued investment in science and the hard work of our team and collaborators is driving us towards completion of a product that has the potential to provide significant benefits and value to clinicians and their patients.

I look forward to providing you further updates as we continue our progress down this exciting path.  Thank you very much for your continued support.